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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                               Form 8-K


                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934




  Date of Report (Date of earliest event reported) October 17, 1995




                    Registrant; State of Incorporation;                          IRS Employer
Commission File Number                                Address; and Telephone Number        Identification
No.

1-5532              PORTLAND GENERAL CORPORATION      93-0909442
                    (an Oregon Corporation)
                    121 SW Salmon Street
                    Portland, Oregon 97204
                    (503) 464-8820


1-5532-99           PORTLAND GENERAL ELECTRIC COMPANY 93-0256820
                    (an Oregon Corporation)
                    121 SW Salmon Street
                    Portland, Oregon 97204
                    (503) 464-8000



                     121 S.W. Salmon Street, Portland, Oregon            97204
                      (Address of principal executive offices)         (zip code)

               Registrant's telephone number, including area code 503-464-8820


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Item 5.             Other Events

Regulatory Matters - On October 17, 1995 Portland General Electric Company (PGE or the Company) and the Oregon Public Utility Commission's (PUC) Staff agreed to jointly recommend to the PUC a settlement on PGE's August 1995 consolidated filing. See Portland General's and PGE's reports on form 8-K dated October 5, 1995 for further information on PGE's consolidated filing.

The stipulation supports increasing Company annual revenues by $20 million or approximatly 2.0%. The increase includes an additional $40 million for the Coyote Springs Generation Project (Coyote Springs) and Bonneville Power Administration (BPA) price increases offset by the cancellation of a current collection of deferred power costs.

The agreement supports full recovery of $11 million of power costs deferred from January through March 1995 . However, the stipulation only supports recovery of $9 million of the $50 million of power costs deferred from July 1993 through March 1994. Also included is an agreement for immediate recovery of approximately $29 million in incentive revenues associated with prior years' achievements of the Company's energy efficiency programs. As a result of the settlement, PGE will record a third quarter charge to income of approximately $12 million, after tax.

Lastly, the stipulation supports the Company's proposal to offset the uncollected balance of all power cost deferrals, incentive revenues, certain other regulatory assets, and a portion of the remaining Trojan investment, against PGE's unamortized gain on the prior sale of a portion of the Boardman Coal Plant. If approved, the offsets will allow for recovery of the deferred power costs and incentive revenues discussed above, without increasing customer rates as well as eliminate approximately $117 million of regulatory assets and liabilities from the Company's Balance Sheets.

A PUC order on the regulatory proceeding is expected in early
November 1995 following public hearings.


                              Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                    Portland General Corporation
                    Portland General Electric Company

October 18, 1995    By          /s/  Joseph E. Feltz
                                     Joseph E. Feltz
                                    Assistant Controller
                                    Assistant Treasurer